EXHIBIT 99.1

        Opexa Appoints Lorin J. Randall to Board of Directors

    THE WOODLANDS, Texas--(BUSINESS WIRE)--Sept. 20, 2007--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company dedicated to the development and commercialization of cell therapies, has announced that Lorin Jeffry (Jeff) Randall has joined its board of directors, bringing the number of directors to six. Mr. Randall will also serve as a member of the audit committee. Dr. Hung will resign from the audit committee, but remain a member of the board of directors.

    Mr. Randall brings to Opexa extensive biotechnology senior financial management experience. From 2004 to 2006, Mr. Randall was senior vice president - chief financial officer of Eximias Pharmaceutical Corporation, a development stage provider of oncology therapeutics. From 2002-2004, Mr. Randall held the same position at i-STAT Corporation, a manufacturer of medical diagnostic devices, which was acquired by Abbott Laboratories in 2004. His career also included senior management positions at CFM Technologies, a semiconductor manufacturing equipment company; Greenwich Pharmaceutical Corporation, a development stage provider of immune system disease therapeutics; and Surgilase, a provider of surgical lasers to hospitals and clinics.

    Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University.

    David B. McWilliams, chief executive officer of Opexa, commented, "Jeff has impressive and broad experience in managing both the financial and operational aspects of publicly traded companies. His skills and experience will provide us with helpful perspective as we build our business."

    About Opexa Therapeutics

    Opexa Therapeutics develops and commercializes cell therapies to treat autoimmune diseases such as multiple sclerosis, rheumatoid arthritis, and diabetes. The Company is focused on autologous cellular therapy applications of its proprietary T-cell and stem cell therapies. The Company's lead product, Tovaxin(TM), a T-cell therapy for multiple sclerosis, is in Phase IIb trials. The Company holds the exclusive worldwide license for adult multipotent stem cells derived from mononuclear cells of peripheral blood. The technology allows large quantities of monocyte derived stem cells to be produced efficiently for use in autologous therapy, thus circumventing the threat of rejection. The Company is in preclinical development for diabetes mellitus. For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com.

    Safe Harbor Statement

    This press release contains "forward-looking statements," including statements about Opexa Therapeutics' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Opexa Therapeutics' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause Opexa Therapeutics' actual results to be materially different from any future results expressed or implied by such forward-looking statements. Opexa Therapeutics undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Company Contact:
             Opexa Therapeutics, Inc.
             Lynne Hohlfeld, 281-719-3421
             lhohlfeld@opexatherapeutics.com
             or
             Investor Relations Contacts:
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777
             kgolodetz@lhai.com
             or
             Bruce Voss, 310-691-7100
             bvoss@lhai.com